Exhibit 4.3

     AMENDMENT NO. 1 TO RIGHTS AGREEMENT

     This Amendment is made as of January 2, 1997 by and between Aseco Corporation, a Delaware corporation (the "Company"), and American Stock Transfer & Trust Company ("AST").

     WITNESSETH:

     WHEREAS, a Rights Agreement dated as of August 15, 1996 was entered into by and between the Company and State Street Bank & Trust Company (the "Rights Agreement"); and

     WHEREAS, AST has succeeded to all of the covenants, agreements, obligations, rights and benefits of State Street Bank and Trust Company, as Rights Agent, under the Rights Agreement; and

     WHEREAS, Section 27 of the Rights Agreement provides that, prior to the Distribution Date (as therein defined), the Company and the Rights Agent, if the Company so directs, shall supplement or amend any provision of the Rights Agreement without the approval of any holders of Rights (as therein defined);

     NOW THEREFORE, the parties hereto agree as follows:

     Section 1. The Company hereby directs that the Rights Agreement be amended as provided in Section 2 below.

     Section 2. The fifth sentence of Section 21 of the Rights Agreement is hereby amended so as to read as follows: Any successor Rights Agent, whether appointed by the Company or by such a court, shall be a corporation organized and doing business under the laws of the United States or of any state of the United States, in good standing, having an office in the State of New York, which is authorized under such laws to exercise stockholder services or corporate trust powers and is subject to supervision or examination by federal or state authorities and which has at the time of its appointment as Rights Agent a combined capital and surplus of at least $10,000,000.

     Section 3. Except as specifically provided in this Amendment, the Rights Agreement shall remain in full force and effect without change. This Amendment shall be deemed part of, and construed in accordance with, the Rights Agreement. This Amendment may be executed in any number of counterparts, and with counterpart signature pages, but all such counterparts shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed as of the day and year first above written.


                    ASECO CORPORATION

                    By:_______________________
                    Name:_____________________
                    Title:____________________


                    AMERICAN STOCK TRANSFER
                     & TRUST COMPANY

                    By:_______________________
                    Name:_____________________
                    Title:____________________
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